Exhibit 99.1

Consent of Lucid Capital Markets, LLC

August 17, 2026

Board of Directors
Fathom Holdings Inc.
2000 Regency Parkway Drive, Suite 300
Cary, North Carolina 27518

Re:	Registration Statement on Form S-4 of Neighborhood Intelligence, Inc. (“NXH”)

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated June 16, 2026, to the Board of Directors of Fathom Holdings Inc. (“Fathom”) as Annex C to, and to the reference thereto under the headings “Prospectus Summary - Opinion of Fathom’s Financial Advisor,” “The Merger - Background of the Merger,” and “The Merger - The Fathom Board and its Reasons for the Merger,” in the proxy statement/prospectus relating to the proposed merger involving Fathom and NXH, which such proxy statement/prospectus forms a part of Fathom’s and NXH’s Registration Statement on Form S-4 (the “Registration Statement”) to be filed on the date hereof, which this consent is filed as an exhibit thereto. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Lucid Capital Markets, LLC

LUCID CAPITAL MARKETS, LLC

LUCID CAPITAL MARKETS, LLC
570 Lexington Ave, 40th Floor
New York NY 10022